Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LETTER AGREEMENT

[*]; Verus International Inc.; Big League Foods Inc.

This letter agreement (the “Agreement”) is made as of the Effective Date indicated above the signature lines below, between [*] (“Accredited Investor”) and Verus International Inc. (“Verus”) and Big League Foods Inc. (“BLF”).

WHEREAS Verus executed a certain promissory note in the Original Principal Amount of $312,500.00 on or about March 31, 2020 (the “Note”).

WHEREAS Accredited Investor is the Holder of the Note.

WHEREAS Verus is the sole owner of BLF.

WHEREAS BLF is the Licensee to a certain license agreement with Major League Baseball Properties Inc. (hereinafter “MLB”) as Licensor (the “License Agreement”).

WHEREAS Verus and BLF desire to work with Accredited Investor to advance the interests of Accredited Investor, Verus, and BLF.

WHEREAS Accredited Investor desires to work with Verus and BLF to benefit the Verus, Accredited Investor, and BLF businesses.

NOW THEREFORE, in consideration of the representations, warranties, covenants, and agreements, and upon the terms and conditions hereinafter set forth, the parties hereto do hereby each agree as follows:

1.	Incorporation of Recitals, Attachments, Exhibits, and Schedules. Each of the recitals set forth above is hereby incorporated into and made a part of this Agreement and each attachment, exhibit, schedule that may be referenced in this Agreement shall be incorporated into this Agreement.

2.	Promissory Note. Accredited Investor and Verus each agree that the Original Principal Amount due from Verus to Accredited Investor pursuant to the Note is $312,500.00. Accredited Investor is the Note Holder. Accredited Investor agrees to extend the Note Maturity Date by ninety (90) days such that the Note Maturity Date shall be September 29, 2020. Accredited Investor and Verus each agree to execute all documents that may be required in the future to evidence the changes in the Note generated by this Agreement.

3.	BLF Inventory Purchase.

a.	BLF agrees to sell its inventory indicated on Schedule 3 hereto to Accredited Investor (the “Purchased Inventory”). The “Purchase Price” for the Purchased Inventory shall be $256,410.36.

b.	The Purchase Price shall be paid with the Vender Payment and the Purchase Price Remainder as follows:

i.	First, Accredited Investor shall make the following payments to the following BLF vendors (the “Vendor Payment” amount):

●	[*]	-	$34,989.40	(production)
●	[*]	-	$14,166.10
●	[*]	-	$2,455.00
●	[*]	-	$8,250.00	(bagging)
●	TOTAL	-	$59,860.50

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ii.	The Purchase Price less the Vendor Payment amount shall be the “Purchase Price Remainder”.

iii.	Second, Accredited Investor shall pay the Purchase Price Remainder with the Purchase Price Payments further described in Section 4 of this Agreement.

c.	After the purchase and sale of the Purchased Inventory, Accredited Investor will be the sole owner of the Purchased Inventory. BLF, Verus, and Accredited Investor each agree to execute any and all further documents that Accredited Investor may require to evidence the sale, transfer, and assignment of the Purchased Inventory to Accredited Investor.

d.	Upon sale of the Purchased Inventory, Accredited Investor shall be responsible for the shipping, storage, sales, marketing, and related expenses associated with the Purchased Inventory.

4.	Purchased Inventory Sales Proceeds. As sole owner of the Purchased Inventory, Accredited Investor may hold, dispose of, or use the Purchased Inventory in any manner. In the event that Accredited Investor sells the Purchased Inventory, then the parties each agree as follows:

a.	Accredited Investor may sell the Purchased Inventory for any amount as Accredited Investor determines.

b.	Accredited Investor shall retain the first $67,421.50 received from the sale of the Purchased Inventory (the “Initial Sales Proceeds”).

c.	Then, for each item of Purchased Inventory sold by Accredited Investor after the Initial Sales Proceeds are received, Accredited Investor shall pay to BLF the amount set forth below (the “Purchase Price Payments”).

Item	Purchase Price Payment Amount
Finished Gummies	$	[*] per case
Finished Chocolates	$	[*] per case
Unfinished Gummies	$	[*] per case
Unfinished Chocolates	$	[*] per case
Not listed above		$0.00

d.	The Purchase Price Payments shall continue until the first to occur of: (i) the Purchase Price Remainder is paid in full or (ii) until all of the Purchased Inventory is sold or disposed of by Accredited Investor.

5.	Verus and BLF Covenants. Further, Verus and BLF, jointly and severally, promise to:

a.	Comply with all terms and obligations in the License Agreement.

b.	Maintain the License Agreement in full force and effect, and without breach or default by BLF.

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

c.	Notify Accredited Investor in writing within two (2) calendar days of their receipt of a notice of default with regard to the License Agreement.

d.	Assist Accredited Investor’s efforts by: (i) retaining all employees, contractors, or other service providers (each a “Worker”) that are involved in BLF’s normal course of business as of the Effective Date of this Agreement; (ii) making such Workers available to Accredited Investor as part of the Worker’s services to BLF or Verus; and (iii) permitting such Workers to work with Accredited Investor.

e.	Immediately forward the Purchase Price Payments received from Accredited Investor back to Accredited Investor to be used as payments due pursuant to the Note (the “Note Payments”), unless Accredited Investor elects otherwise.

f.	Permit Accredited Investor, in Accredited Investor’s sole discretion, to withhold the Purchase Price Payments and use the funds as Note Payments (before or after the Note Maturity Date) without the need to transfer the funds between the parties.

6.	Consideration. All parties to this Agreement agree that sufficient consideration is or has been exchanged between the parties in return for the representations, warranties, covenants, and promises in this Agreement.

7.	Representations and Warranties. Each party represents and warrants to the other party that:

a.	Each party has the requisite corporate authority to enter into this Agreement.

b.	Neither the execution and delivery of this Agreement nor the performance hereunder will conflict with or constitute a default under: (i) any governing instrument of the party; (ii) any law, regulation, statute or ordinance applicable to the party; or (iii) any agreement, instrument, judgment, consent or order to which the party or an affiliate is a party or by which the party or an affiliate, is bound.

c.	This Agreement shall not change any of the provisions or obligations of the Note except as specifically referenced in this Agreement.

8.	Verus and BLF Additional Representations and Warranties. Verus and BLF, jointly and severally, represent and warrant to Accredited Investor that:

a.	the Purchased Inventory shall be free and clear of all liens or other encumbrances and that upon the transfer to Accredited Investor, Accredited Investor will be the sole owner of the Purchased Inventory without any encumbrances or third-party claims.

b.	The License Agreement is in full force and effect and that there is no breach or anticipated breach of the License Agreement by any party to the License Agreement.

c.	The License Agreement does not preclude: (i) this Agreement; (ii) Verus and BLF from performing their obligations in this Agreement; or (iii) Accredited Investor from selling or otherwise disposing of the Purchased Inventory.

d.	Pursuant to the License Agreement, BLF sells the Purchased Inventory to Accredited Investor as an approved Distributor.

e.	Verus is the sole owner of BLF.

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.	Indemnification. Verus and BLF (each an “Indemnifying Party”), jointly and severally, will indemnify and hold harmless Accredited Investor and its affiliated entities, and their respective officers, directors, employees, members, shareholders, owners, and agents (each and “Indemnified Party”) from and against all liabilities, losses, damages, claims, and expenses, including reasonable legal fees, that may be incurred or suffered by an Indemnified Party arising out of third party claims related to the Indemnifying Party’s: (i) obligations under this Agreement; (ii) uncured breach of this Agreement; or (iii) inaccurate representations and warranties in this Agreement.

10.	Confidentiality; Anonymity. All of the terms of this Agreement and the parties to this Agreement shall remain confidential in nature. Each of the parties to this Agreement agrees that at all times, the terms and parties of this Agreement shall be confidential and not disclosed, spoken about, or publicized to any third party except as may be necessary to enforce the promises, covenants, or understandings contained herein or as either party may be required to do so by law, court order, U.S. Securities Laws, subpoena or judicial action, or government taxing authorities, but only after providing all other parties to this Agreement notice of such possible disclosure and an opportunity to prevent such disclosure.

11.	General Provisions.

a.	Assignment; Successors. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement will be assigned by any party without the prior written consent of the other party, except that Accredited Investor may assign this Agreement without the need for consent to: (i) any entity that it controls or is controlled by and it, or (ii) to any party that acquires substantially all of Accredited Investor’s assets or equity. This Agreement and its obligations and benefits shall be binding upon all successors and assigns to this Agreement.

b.	Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same agreement. A scanned or digital signature shall be equal to an original signature.

c.	Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.

d.	Amendments. This Agreement may be amended at any time upon the written agreement of the parties to this Agreement.

e.	Survival. Those provisions of this Agreement which by their nature should survive termination, cancellation, or expiration of this Agreement, shall so survive.

f.	Waiver. Any provision or condition of this Agreement may be waived at any time, in writing, by the party entitled to the benefit of such provision or condition. Waiver of any breach of any provision will not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

g.	Dispute Resolution.

i.	Attorneys’ Fees. If any arbitration, suit, or action is instituted to interpret or enforce the provisions of this Agreement, to rescind this Agreement, or otherwise with respect to the subject matter of this Agreement, the party prevailing on an issue will be entitled to recover with respect to such issue, in addition to costs, including the costs of experts and investigation, reasonable attorneys’ fees incurred in preparation or in prosecution or defense of such arbitration, mediation, suit, or action as determined by the arbitrator, mediator, or trial court, and if any appeal is taken from such decision, reasonable attorney fees as determined on appeal as well as all costs and fees incurred to prove such attorney’s fees incurred.

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ii.	Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

iii.	Venue of Dispute Resolution. Venue and jurisdiction for the resolution of any dispute shall be proper in the County and State of the party not bringing the action, as indicated in the signature lines below (as may be updated from time to time).

iv.	Arbitration Provision. The parties each agree that any dispute that arises out of or that relates to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, may be determined by arbitration pursuant to JAMS’ Streamlined Arbitration Rules and Procedures.

v.	Injunctive and Other Equitable Relief. The parties each agree that the remedy at law for any breach or threatened breach by a party may, by its nature, be inadequate, and that the other parties will be entitled, in addition to damages, to a restraining order, temporary and permanent injunctive relief, specific performance, and other appropriate equitable relief, without showing or proving that any monetary damage has been sustained.

Each person that executes this Agreement has the authority to execute it and to bind the person or entity on whose behalf he or she is signing. Each signatory shall indemnify and hold harmless the other parties from any claims, expenses, and liabilities (including attorneys’ fees) arising from any asserted or actual lack of authority to execute this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date below.

The Effective Date of this Agreement shall be: July 20, 2020.

[*]		Verus International Inc.

Signed:		Signed:

Name: [*]		Name:	Anshu Bhatnagar

Title: [*]		Title:	Chief Executive Officer

Big League Foods Inc.

Signed:

Name:	James Wheeler

Title:	President

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 3

PURCHASED INVENTORY

INVENTORY

CANDY
	Finished Goods	$	[*]
	Bulk Goods	$	[*]
	Packaging	$	[*]

MARKETING
	Display Ready Shippers	$	[*]
	Floor Displays	$	[*]
	Clip Strips	$	[*]

TOTAL			$256,410.36

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